EXHIBIT 10.33

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into between Scissortail Energy, L.L.C., a Delaware limited liability company (“Employer”) and Bruce Roderick (“Employee”) on this 1st day of August 2005 (the “Commencement Date”).

WHEREAS, Employer recognizes the value of the continued employment of Employee to the continued success and profitable operation of Employer;

WHEREAS, Employer desires to employ Employee to serve as Vice President, Accounting and Administration of Employer;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.             Employment.  Employer hereby agrees to employ Employee and Employee hereby accepts employment upon the terms and conditions specified in this Agreement.

2.             Duties and Responsibilities.

2.1          Duties.  Employee shall be employed by Employer to serve as Vice President, Accounting and Administration. Employee agrees to perform diligently and to the best of his abilities the duties and services required to effectively discharge the functions assigned to such position by Employer, as well as such additional or different duties and services that Employee from time to time may be reasonably directed to perform by Employer.  Employee shall at all times comply with and be subject to all policies and procedures of Employer.

2.2          Time and Effort.  Employee shall, during the term of this Agreement, devote his full business time, energy, and best reasonable efforts to the business and affairs of Employer.  Employee may not engage, directly or indirectly, in any other business, investment, or business activity that interferes with Employee’s performance of his duties under this Agreement, is contrary to the interests of Employer, or requires any significant portion of Employee’s business time.

3.             Term of Agreement.  This Agreement shall be for a two-year period commencing on the Commencement Date (the “Primary Term”) and shall continue in effect year-to-year thereafter (each year known as a “Renewal Term”) until terminated by Employer or Employee providing thirty (30) days’ written notice to the other prior to the end of the Primary Term or any subsequent Renewal Term.

4.             Compensation and Benefits

4.1          Salary.  Employee shall be paid beginning on the Commencement Date an annual base salary of $165,000 (One Hundred Sixty Five Thousand Dollars and No Cents) (the “Base Salary”), subject to Employer’s standard payroll practice and minus applicable taxes and withholdings. Employee’s Base Salary shall be subject to annual review and upward adjustment by the Compensation Committee (the “Committee”) of the Board of Directors of Copano Energy, L.L.C. (the “Company”), Employer’s parent company. In no event shall the Base Salary ever be less than the initial Base Salary set forth in the first sentence of this Section 4.1.

4.2          Bonus.  Effective January 1, 2006, Employee shall be eligible to participate in Company’s Management Incentive Compensation Plan (“MICP”) or any substitute incentive compensation plan as may be in effect from time to time for the benefit of executive officers of Company and its Affiliates. Employer shall be eligible to earn an annual incentive cash award with an initial target award of 35% of the Base Salary. Employee’s bonus will be determined by the Committee based on a combination of factors, including Employee’s achievement of personal objectives, Employer’s achievement of financial and operational objectives and Company’s achievement of financial objectives.

4.3          Long-Term Incentive Plan. Employee will be eligible to participate in Company’s Long-Term Incentive Plan (“LTIP”). On the Commencement Date, Employee will receive a grant of 16,000 options to purchase Company Common Units and 4,000 restricted Common Units; provided however, the mix of options and restricted Common Units to be awarded hereunder shall be reallocated to reflect any appreciation in the Common Units from June 20, 2005 through the Commencement Date based upon the closing sales price of a Common Unit as reported on NASDAQ (the “Closing Price”) on each of such dates (the “Appreciation Amount”). If the Appreciation Amount is a positive number, Employee shall be entitled to additional restricted Common Units, the value of which (based on the Closing Price on the Commencement Date”) is equal to 16,000 times the Appreciation Amount. The number of options awarded hereunder will be reduced by the number of additional restricted Common Units awarded in connection with the reallocation. The options will have an exercise price equal to the closing price of Company’s Common Units on the Commencement Date, vest in equal one-fifth increments on the grant anniversary date for the next five (5) years, and have a ten (10) year exercise term.  The restricted Common Units will vest in equal one-fifth increments on the grant anniversary date over the next five (5) years.

4.4          Insurance, Vacation, and Other Benefits.  Employee shall be eligible to participate in the Employer’s medical and other insurance plans and all other programs, savings plans, and other employment-related benefits of Employer in accordance with the terms of those programs. Employer shall pay 100% of the costs for coverage under the group health plans provided for employees and their dependents. To the extent that the Employee does not utilize this coverage for a spouse and/or dependents, Employee shall receive monthly compensation equal to the cost the Employer would have otherwise incurred.

5.             Termination of Agreement.

5.1          Termination of Agreement by Employer For Cause or Upon Employee Death or Disability.

(a) Employer shall have the right to terminate Employee’s employment under this Agreement prior to the expiration of the Primary Term or any Renewal Term for any of the following reasons:

(i) for “Cause,” which termination shall be without notice or payment in lieu of notice.  “Cause” shall mean (a) gross negligence, gross incompetence, or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) willful refusal without proper reason to perform the duties and services required of Employee pursuant to this Agreement; (c) the commission of any fraudulent act or dishonesty in the course of Employee’s employment by Employer; (d) conviction of a felony under a criminal code of the United States of America or any state thereof, whether or not committed in the course of employment by Employer; (e) breach of any material provision of this Agreement or of any material policy or procedure of Employer, which breach is not remedied by Employee within thirty (30) days of Employee’s receipt of written notice from Employer of such breach;

(ii) upon Employee’s death;

(iii) upon Employee’s becoming incapacitated by accident, sickness, or other circumstances that in the reasonable opinion of a qualified doctor approved by Employer renders Employee mentally or physically incapable of performing the duties and services required of Employee (with or without reasonable accommodation within the meaning of the Americans with Disabilities Act).

(b)  In the event of termination of this Agreement pursuant to Section 5.1, Employee shall be entitled to receive (a) any Base Salary earned through the date of termination of the Agreement but not yet paid, (b) an amount equal to any earned but unused vacation time and (c) amounts (if any) to which Employee may be entitled pursuant to the Company’s incentive compensation plans.

5.2          Other Terminations of Agreement by Employer.  In the event Employer terminates this Agreement for any reason other than those set forth in Section 5.1 or does not offer Employee a comparable position within the Tulsa, Oklahoma locale prior to the expiration of the Primary Term, Employee shall be entitled to a lump sum severance payment equal to two times the sum of (a) Employee’s then Base Salary in effect at the time of termination and (b) 50% of Employee’s maximum incentive award under the bonus plan in which Employee is participating at the time of termination. If Employee is terminated at any time after the expiration of the Primary Term, Employee shall be entitled to a lump sum severance payment equal to one year of Employee’s then Base Salary in effect at the time of termination of the Agreement and shall be eligible to receive a pro-rata bonus pursuant to the terms of the MICP or any applicable incentive compensation plan as may be in effect. In the event of termination of Employee at any time during the term of this Agreement pursuant to this Section 5.2, all outstanding awards under the LITP shall automatically vest or become exercisable, as the case may be.  In addition, Employee shall also be entitled to continuation of the insurance benefits in which he participated on the date of termination of the Agreement, at Employer’s cost, for the greater of (a) one year after the date of termination of the Agreement or (b) the remainder of the Primary Term, if applicable, not to exceed the maximum periods provided for under the Consolidated Omnibus Budget Reconciliation Act. Notwithstanding the foregoing provisions of this Section 5.2, Employee shall be entitled to payment of the greater of (1) any severance amount provided for in any Company sponsored severance plan, if applicable, or (2) amounts payable hereunder.

5.3.         Change of Control or Liquidation.  In the event Employee is terminated on or within one year following a Change of Control of Employer or a Change of Control of Company, Employee shall be entitled to severance payments as set forth in Section 5.2. In addition, pursuant to the terms of the LTIP and the applicable awards, upon a Change of Control of Company or Employer all outstanding awards (including, without limitation, those specified in Section 4.3 above) shall automatically vest or become exercisable, as the case may be.

“Change of Control of Employer” shall mean (i) the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which Company or an Affiliate, who was the owner of all of the outstanding membership interests of Employer immediately prior to such reorganization, merger or consolidation or other transaction does not, immediately thereafter, own more than 50% of the outstanding membership interests of Employer; or (ii) the sale, lease or disposition (in one or a series of related transactions) by Company or an Affiliate of all or substantially all of Employer’s assets to any person or entity other than Company or an Affiliate; or (iii) the approval by the Board of Directors of Company or Employer of a complete or substantially complete liquidation or dissolution of Employer.

“Change of Control of Company” shall mean the happening of any of the following events:

(i)            the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or an Affiliate of the Company, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii)           the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which persons who were the members of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(iii)          the sale, lease or disposition (in one or a series of related transactions) by the Company of all or substantially all the Company’s assets to any person or its Affiliates, other than the Company or its Affiliates; or

(iv)          a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Commencement Date, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company or (ii) a plan or agreement to replace a majority of the then Incumbent Directors; or

(v)           the approval by the Board of Directors of Company or the members of the Company of a complete or substantially complete liquidation or dissolution of the Company.

“Affiliate” shall mean with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

5.4          Termination by Employee.  Employee shall have the right to terminate this Agreement at any time upon thirty (30) days prior written notice to Employer.

6.             Warranty.  Employee represents and warrants that he is not under any obligation to any entity or person that would prevent, impair or limit the performance of his obligations under this Agreement.  Employee further represents and warrants that he has been afforded a reasonable opportunity to consider this Agreement before signing it, that he has been afforded a reasonable opportunity to retain an attorney of his choosing in connection with this Agreement, and that he has carefully read the Agreement and understands it.

7.             Non-Disclosure Agreement, Non-Solicitation Agreements, and Covenant Not to  Compete.

7.1          Acknowledgments.  Employee acknowledges that Employer wishes to protect the competitive position of Employer and to ensure the continued protection of the confidential information of Employer.  Employee further acknowledges that by virtue of his employment with Employer, he is the beneficiary of the goodwill of Employer.

7.2          Access to and Use of Employer’s Confidential Information.  Employee acknowledges that during the course of his employment, he will have access to highly confidential information about Employer’s business, including but not limited to (i) information and records about customers, partners, business methods or practices, (ii) finances, (iii) accounting, (iv) pricing or pricing strategies, (v) contracts, (vi) vendors, (vii) computer hardware, software, and operating systems and (viii) training programs of Employer (collectively “Confidential Information”).  Employee acknowledges that the Confidential Information is constantly revised and updated.  Employee further acknowledges that he needs the Confidential Information to perform his job duties for Employer. Notwithstanding any provision of this Agreement to the contrary, Confidential Information does not include any information which: (i) at the time of disclosure to Employee or thereafter is in the public domain (other than as a result of a disclosure directly or indirectly by Employee), (ii) was available to Employee on a non-confidential basis from a source other than Employer, provided that such source was not bound by a duty of confidentiality to Employer or (iii) is independently acquired or developed by Employee without violating any of Employee’s obligations hereunder.

7.3          Non-Disclosure of Confidential Information.  Employee acknowledges that the Confidential Information that Employer promises to provide him constitutes a valuable, special, and unique asset of Employer.  Employee acknowledges that all Confidential Information is and shall at all times remain the property of Employer.  Employee further acknowledges that except as required by his duties to Employer, he will not, at any time during or for a period of two (2)

years after termination of his employment, directly, indirectly, or otherwise, use, disseminate, or disclose the Confidential Information without having first obtained written permission from Employer.  Employee agrees that any Confidential Information in his possession or control, as well as any other materials or items owned by Employer, whether or not they constitute Confidential Information, shall be returned to Employer immediately upon the termination of this Agreement.

7.4.         Non-Solicitation of Employees.  In consideration of Employer’s promise to provide Confidential Information of Employer to Employee, in consideration of his employment with Employer, and in consideration of Employer’s promise to pay Employee certain severance benefits as set forth in Section 5.2, Employee agrees that for a one-year period following the termination of this Agreement, Employee shall not, directly or indirectly, jointly or individually, through other entities or persons or either on his own behalf or in the service of others, encourage or induce any then current employee of Employer or former employee of Employer employed by Employer at any time during the twelve (12) month period prior to the termination of this Agreement, to leave the employment of Employer or offer employment, retain, hire or assist in the hiring of any such employees by any person, association, or entity not affiliated with Employer.

7.5.         Non-Solicitation of Customers.  In consideration of Employer’s promise to provide Confidential Information of Employer, in consideration of his employment with Employer, and in consideration of Employer’s promise to pay Employee certain severance benefits as set forth in Section 5.2, Employee agrees that for a one-year period following the termination of this Agreement, Employee shall not, directly or indirectly, jointly or individually, solicit or otherwise try to obtain the business of customers of Employer that conduct business in the counties in which Employer conducts business or assist in the solicitation of such business by any person, association, or entity not affiliated with Employer.

7.6          Covenant Not to Compete.  In consideration of Employer’s promise to provide Confidential Information of Employer to Employee, in consideration of his employment with Employer, and in consideration of Employer’s promise to pay Employee certain severance benefits as set forth in Section 5.2, Employee agrees that for a one-year period following the termination of this Agreement, Employee shall not, directly or indirectly, jointly or individually, through other entities or persons or either on his own behalf or in the service of others, practice or attempt to compete with Employer or work with or for any person or entity that provides the same services or engages in the same business as Employer in any of the following counties in Oklahoma: Cowley, Chautauqua, Montgomery, Kay, Osage, Washington, Nowata, Rogers, Noble, Pawnee, Mayes, Tulsa, Payne, Logan, Lincoln, Creek, Wagoner, Cherokee, Okmulgee, Muskogee, Oklahoma, Cleveland, Pottawattomie, Okfuskee, McIntosh, Sequoyah, Haskell, Seminole, Hughes, Pittsburg, Latimer, Le Flore, McClain, Garvin, Pontotoc, Coal, Murray, Johnston, Atoka, Pushmataha, Bryan and Choctaw, or any other county in Oklahoma where Employer does business at the time of termination of employment of Employee.  Employee hereby agrees that the provisions of this section are reasonable in time, area, and scope, and that in the event of Employee’s breach of this covenant not to compete or to disclose, Employer shall be entitled to injunctive and/or monetary relief.

7.7          Remedies.  Employee and Employer acknowledge that in the event that Employee breaches any of the restrictive covenants contained in this Agreement, it will be difficult to measure Employer’s damages for such injuries and that, in the event of such a breach, Employer, in addition to pursuing its other legal and equitable remedies, will be entitled to a temporary restraining order and injunction to enforce this Agreement, without any requirement for the securing or posting of any bond in connection with such a remedy.

8.             Resolution of Disputes.

8.1. Alternative Dispute Resolution.  Except with respect to the equitable relief described in Section 7, Employer and Employee hereby knowingly, voluntarily, and irrevocably agree that any disputes or conflicts in any way arising out of or relating to: (a) this Agreement; (b) the performance or breach of any of the matters described herein; or (c) Employee’s employment with Employer shall be resolved pursuant to binding arbitration under the auspices of the American Arbitration Association (“AAA”).

(a)                                 The arbitrator shall be licensed to practice law in Texas and shall be selected by mutual agreement of the parties.  If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of desire to arbitrate, then the arbitrator shall be selected from a list or lists of persons submitted by the AAA.  The selection process shall be that which is set forth in the AAA National Rules for the Resolution of Employment Disputes then prevailing, except that, if the parties fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but shall continue to submit additional lists until an arbitrator has been selected.

(b)                                 Notice of arbitration must be given within the limitations period for the claim on which the notice is based.  If the claiming party fails to give notice of arbitration within that time, the claim shall be deemed to be waived and shall be barred from either arbitration or litigation.

(c)                                  The arbitrator shall render a final decision on the claim(s) within 180 days of the selection of the arbitrator.

8.2          Survival.  The provisions of Section 8 shall survive the termination of this Agreement for any reason whatsoever.

9.             Waiver.  Any waiver or consent from either party with respect to any term or provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it was given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent.  The failure or delay of either party at any time to require performance of, or to exercise any of its rights or remedies with respect to any term or provision of this Agreement shall not affect such party’s right at a later time to enforce any such term or provision.

10.          Amendment.  No amendment or modification of this Agreement shall be valid or effective, unless it is in writing and signed by both Employer and Employee.

11.          Assignment.  Employer may assign this Agreement to any successor entity of Employer or any Affiliate of Employer.  Employee may not assign this Agreement.

12.          Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

13.          Entire Agreement.  This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter of this Agreement.

14.          Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, except for any disputes resolved pursuant to binding arbitration for which Texas law shall apply.

15.          Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be delivered by certified or registered United States Mail, postage prepaid, addressed as follows:

Employer:	ScissorTail Energy, L.L.C.
624 South Boston, Suite 800
Tulsa, Oklahoma 74119
Facsimile (918) 587-2990
Attention: John A Raber

Employee:	Bruce Roderick
9708 South Darlington Ave.
Tulsa, OK 74137

Any notice given in accordance herewith shall be deemed to have been given when received by the addressee.  The address for notice may be changed by notice given in accordance with this provision.

16.          Execution.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SCISSORTAIL ENERGY, L.L.C.

By:	/s/ John R. Eckel, Jr.
Name: John R. Eckel, Jr.
Title: Chairman and Chief Executive Officer

BRUCE RODERICK

/s/ Bruce Roderick